EXHIBIT 99.1

ADP Reports Fourth Quarter and Fiscal 2011 Results; Provides Fiscal 2012 Guidance

For the Year, Revenues Rise 11%, 6% Organic; EPS from Continuing Operations up 6% (excluding certain items in fiscal 2010)

Forecasting Fiscal 2012 Revenue Growth of 7% to 9% and EPS Growth of 8% to 10%

ROSELAND, N.J., July 28, 2011 (GLOBE NEWSWIRE) -- Automatic Data Processing, Inc. (Nasdaq:ADP) reported revenue growth of 11%, 6% organic, to $9.9 billion for the fiscal year ended June 30, 2011, Gary C. Butler, chief executive officer, announced today. Pretax earnings from continuing operations increased 4%, net earnings from continuing operations increased 4%, and diluted earnings per share from continuing operations of $2.52 increased 5% from $2.40 a year ago on fewer shares outstanding. Fiscal 2010 included a favorable tax item which reduced the provision for income taxes by $12.2 million. Excluding the favorable tax item from fiscal 2010, net earnings from continuing operations increased 5% and diluted earnings per share from continuing operations increased 6% from $2.37 per share a year ago.

For the fourth quarter of fiscal 2011, revenues increased 14%, 9% organic, to $2.5 billion compared with the fourth quarter of fiscal 2010. Pretax earnings from continuing operations increased 17%, net earnings from continuing operations increased 16%, and diluted earnings per share from continuing operations of $0.48 increased 14%, from $0.42 per share a year ago. Revenue and earnings growth benefited 2 percentage points from favorable foreign exchange rates compared with a year ago.

ADP acquired 10.4 million shares of its stock for treasury at a cost of nearly $560 million during the fourth quarter, and about 14.2 million shares at a cost of about $730 million during the fiscal year. Cash and marketable securities were $1.5 billion at June 30, 2011.

Fourth Quarter and Fiscal Year 2011 Discussion

Commenting on the results, Mr. Butler said, "ADP achieved very good results for fiscal 2011. Our key business metrics continued to trend positively and were the strongest they have been in three years. As anticipated, new business sales growth for Employer Services and PEO Services was solid in the fourth quarter, and we attained our sales target for the year of nearly $1.1 billion in expected, annualized recurring revenues. Employer Services' client revenue retention also improved for the fourth quarter from a year ago, resulting in a record high retention level of just over 91% for the year. The automotive marketplace continued to steadily recover and Dealer Services posted very strong new business sales exiting the year.

"I am delighted with the level of acquisition activity during fiscal 2011 as this is an important part of ADP's capital allocation strategy. We closed multiple acquisitions with about $450 million in annualized revenues that are expected to enhance future organic revenues. The strength of ADP's fiscal 2011 operating cash flows allowed us to return excess cash of $1.4 billion to our shareholders through continued dividends and share buybacks while investing about $775 million in acquisitions.

Employer Services

"Employer Services' revenues grew 9% for the fourth quarter, 6% organically. Revenues grew 8% for the year, 5% organically. In the United States, revenues from our traditional payroll and payroll tax filing business grew 4% for the fourth quarter, and 3% for the year.  Beyond payroll revenues grew 13% for both the fourth quarter and for the year, with 3 points of the growth from acquisitions. The number of employees on our clients' payrolls in the United States increased 2.6% for the fourth quarter and 2.4% for the year, as measured on a same-store-sales basis for our clients on our Auto Pay platform. Worldwide client retention improved 0.4 and 1.2 percentage points for the fourth quarter and full year, respectively. Good organic revenue growth and easier comparisons from last year's increased investments in sales and service headcount resulted in pretax margin expansion. Employer Services' pretax margin improved 60 basis points for the quarter, which included a drag of about 150 basis points from acquisition activity. For the full year, the negative impact from acquisition activity of about 80 basis points resulted in a decline in pretax margin of 30 basis points.

"Combined Employer Services and PEO Services worldwide new business sales increased 8% for the quarter and 9% for the year.  New business sales represent annualized recurring revenues anticipated from new orders.

PEO Services

"PEO Services' revenues increased 20% for the fourth quarter and 17% for the year, all organic.  PEO Services' pretax margin improved 10 basis points for the fourth quarter, but declined 80 basis points for the year primarily due to the grow-over impact of last year's $9 million favorable state unemployment tax settlement. Average worksite employees paid by PEO Services increased 14% for the fourth quarter, and 12% for the year, to approximately 239,000 and 227,000, respectively.

Dealer Services

"Dealer Services' revenues grew 30% for the fourth quarter, 4% organically. Revenues grew 24% for the year, 3% organically.  Total revenues for the fourth quarter and full year benefited primarily from the Cobalt acquisition closed in the first quarter. Dealer Services' pretax margin improved 20 basis points for the fourth quarter and declined 100 basis points for the year due to the negative impact on both the fourth quarter and full year from acquisition activity of about 200 basis points.

Interest on Funds Held for Clients

"The safety, liquidity, and diversification of our clients' funds are the foremost objectives of our investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

"For the fourth quarter, interest on funds held for clients declined $3.6 million, or 2.6%, from $139.3 million to $135.7 million, due to a decline of nearly 50 basis points in the average interest yield to 2.9%, partially offset by an increase of 13% in average client funds balances from $16.3 billion to $18.5 billion.

"For the fiscal year, interest on funds held for clients declined $2.7 million from $542.8 million to $540.1 million, due to a decline of nearly 40 basis points in the average interest yield to 3.2%, partially offset by an increase of 11% in average client funds balances from $15.2 billion to $16.9 billion.

Fiscal 2012 Forecast

"Our fiscal 2012 forecasts anticipate no changes in the current economic environment and are as follows:

  Total revenues – increase 7% to 9%
  Diluted earnings per share – increase 8% to 10%, compared with $2.52 earnings per share in fiscal 2011
  Employer Services – revenue growth of 6% to 7%; pretax margin expansion of at least 50 basis points
  Pays per control – up 1% to 2% for the year
  PEO Services – revenue growth of 15% to 17%; pretax margin about flat
  Employer Services and PEO Services new business sales – 8% to 10% growth compared to $1.1 billion sold in fiscal 2011
  Dealer Services – revenue growth of 8% to 9%; pretax margin expansion of about 50 basis points. About 2 points of revenue growth is anticipated to result from the full-year effect of the Cobalt acquisition, which was completed during the first quarter of fiscal 2011.

"Interest on funds held for clients is expected to decline $25 to $35 million, or 5% to 6%, from $540.1 million in fiscal 2011. This is based on a decline of 30 to 40 basis points in the expected average interest yield to 2.8% to 2.9%, and 7% to 8% growth in average client funds balances.  The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of July 26, 2011. The Fed Funds futures contracts do not anticipate any changes during the fiscal year in the Fed Funds target rate. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of July 26, 2011 were used to forecast new purchase rates for the client extended and client long portfolios, respectively.

"I am pleased with the strength and resiliency of ADP's business model as evidenced by very good results during fiscal 2011.  Solid sales performance and the positive trends in our key business metrics drove organic revenue growth upward during the year. Our investment in product innovation continues to drive ADP's strong market leading position. We will continue to invest in ADP's future and focus on successful execution against our 5-point strategic growth program. I remain optimistic about ADP's growth opportunities," Mr. Butler concluded.

Website Schedules

The schedules of quarterly and full-year revenue and pretax earnings by reportable segment for fiscal years 2009, 2010, and 2011 have been updated for the fourth quarter and full-year fiscal 2011 results and posted to the Investor Relations home page (http://www.investquest.com/iq/a/adp/index.htm) of our website www.adp.com under Financial Data.

An analyst conference call will be held today, Thursday, July 28 at 8:30 a.m. EDT.   A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to ADP's home page, www.adp.com, or ADP's Investor Relations home page, http://www.investquest.com/InvestQuest/a/adp/, and click on the webcast icon. The presentation will be available to download and print about 60 minutes before the webcast at the ADP Investor Relations home page at http://www.investquest.com/iq/a/adp/index.htm. ADP's news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same Web site.

About ADP

Automatic Data Processing, Inc. (Nasdaq:ADP), with about $10 billion in revenues and about 570,000 clients, is one of the world's largest providers of business outsourcing solutions. Leveraging over 60 years of experience, ADP offers a wide range of human resource, payroll, tax and benefits administration solutions from a single source. ADP's easy-to-use solutions for employers provide superior value to companies of all types and sizes. ADP is also a leading provider of integrated computing solutions to auto, truck, motorcycle, marine, recreational vehicle, heavy manufacturing, and agricultural vehicle dealers throughout the world.   For more information about ADP or to contact a local ADP sales office, reach us at 1.800.225.5237 or visit the company's Web site at www.ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30, 2011	June 30, 2010
Assets
Cash and cash equivalents/Short-term marketable securities	$ 1,425.7	$ 1,671.2
Other current assets	2,022.2	1,812.9
Total current assets before funds held for clients	3,447.9	3,484.1

Funds held for clients	25,135.6	18,832.6
Total current assets	28,583.5	22,316.7

Long-term marketable securities	98.0	104.3
Property, plant and equipment, net	716.2	673.8
Other non-current assets	4,840.6	3,767.4
Total assets	$ 34,238.3	$ 26,862.2

Liabilities and Stockholders' Equity
Other current liabilities	2,195.7	1,915.5
Client funds obligations	24,591.1	18,136.7
Total current liabilities	26,786.8	20,052.2

Long-term debt	34.2	39.8
Other non-current liabilities	1,406.9	1,291.3
Total liabilities	28,227.9	21,383.3

Total stockholders' equity	6,010.4	5,478.9
Total liabilities and stockholders' equity	$ 34,238.3	$ 26,862.2

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Revenues, other than interest on funds held for clients and PEO revenues	$ 1,977.3	$ 1,722.6	$ 7,805.5	$ 7,077.7
Interest on funds held for clients	135.7	139.3	540.1	542.8
PEO revenues	394.1	328.4	1,533.9	1,307.2
Total revenues	2,507.1	2,190.3	9,879.5	8,927.7

Expenses:
Costs of revenues:
Operating expenses	1,310.4	1,086.5	4,900.9	4,277.2
Systems development & programming	144.3	137.7	577.2	513.9
Depreciation & amortization	64.0	58.0	253.4	238.6
Total costs of revenues	1,518.7	1,282.2	5,731.5	5,029.7

Selling, general & administrative expenses	660.3	611.9	2,323.3	2,127.4
Interest expense	1.7	1.8	8.6	8.6
Total expenses	2,180.7	1,895.9	8,063.4	7,165.7

Other income, net	(32.3)	(11.1)	(116.6)	(101.2)

Earnings from continuing operations before income taxes	358.7	305.5	1,932.7	1,863.2

Provision for income taxes	116.9	97.9	678.5	655.9

Net earnings from continuing operations	$ 241.8	$ 207.6	$ 1,254.2	$ 1,207.3

Earnings from discontinued operations, net of provision for income taxes of $0 and $7.0 for the three and twelve months ended June 30, 2010, respectively.	--	0.3	--	4.1

Net earnings	$ 241.8	$ 207.9	$ 1,254.2	$ 1,211.4

Basic Earnings Per Share from Continuing Operations	$ 0.49	$ 0.42	$ 2.54	$ 2.41
Basic Earnings Per Share from Discontinued Operations	--	--	--	0.01
Basic Earnings Per Share	$ 0.49	$ 0.42	$ 2.54	$ 2.42

Diluted Earnings Per Share from Continuing Operations	$ 0.48	$ 0.42	$ 2.52	$ 2.40
Diluted Earnings Per Share from Discontinued Operations	--	--	--	0.01
DILUTED EARNINGS PER SHARE	$ 0.48	$ 0.42	$ 2.52	$ 2.40

Dividends declared per common share	$ 0.3600	$ 0.3400	$ 1.4200	$ 1.3500

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $4,004.7 and $3,224.6 for the three months ended June 30, 2011 and 2010, respectively, and $15,765.3 and $13,318.7 for the twelve months ended June 30, 2011 and 2010, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2011	2010	Change	% Change
Revenues (A)
Employer Services	$ 1,714.5	$ 1,575.7	$ 138.8	9%
PEO Services	396.6	330.9	65.7	20%
Dealer Services	391.2	301.3	89.9	30%
Other	4.8	(17.6)	22.4	100+%
	$ 2,507.1	$ 2,190.3	$ 316.8	14%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 376.3	$ 335.8	$ 40.5	12%
PEO Services	35.5	29.3	6.2	21%
Dealer Services	58.7	44.6	14.1	31%
Other	(111.8)	(104.2)	(7.6)	(7)%
	$ 358.7	$ 305.5	$ 53.2	17%
Pre-tax margin (A)
Employer Services	22.0%	21.3%	0.6%
PEO Services	8.9%	8.9%	0.1%
Dealer Services	15.0%	14.8%	0.2%
Other	n/m	n/m	n/m
	14.3%	13.9%	0.4%

	Twelve Months Ended June 30,
	2011	2010	Change	% Change
Revenues (A)
Employer Services	$ 6,861.7	$ 6,376.7	$ 485.0	8%
PEO Services	1,543.9	1,316.8	227.1	17%
Dealer Services	1,494.4	1,205.9	288.5	24%
Other	(20.5)	28.3	(48.9)	(100)+%
	$ 9,879.5	$ 8,927.7	$ 951.8	11%
Pre-tax earnings from continuing operations (A)
Employer Services	$ 1,831.5	$ 1,720.6	$ 110.9	6%
PEO Services	137.4	127.3	10.1	8%
Dealer Services	234.4	201.5	32.9	16%
Other	(270.6)	(186.2)	(84.4)	(45)%
	$ 1,932.7	$ 1,863.2	$ 69.5	4%
Pre-tax margin (A)
Employer Services	26.7%	27.0%	(0.3)%
PEO Services	8.9%	9.7%	(0.8)%
Dealer Services	15.7%	16.7%	(1.0)%
Other	n/m	n/m	n/m
	19.6%	20.9%	(1.3)%

(A) Prior year's segment results were adjusted to reflect fiscal year 2011 budgeted foreign exchange rates.

n/m - not meaningful

	Three Months Ended June 30,
	2011	2010	Change in other income, net
Components of other income, net:
Interest income on corporate funds	$ (20.1)	$ (20.6)	$ (0.5)
Realized gains on available-for-sale securities	(15.0)	(3.3)	11.7
Realized losses on available-for-sale securities	0.3	0.5	0.2
Impairment losses on available-for-sale securities	--	9.1	9.1
Impairment losses on assets held for sale	3.1	--	(3.1)
Net losses on sales of buildings	--	3.8	3.8
Other, net	(0.6)	(0.6)	--
Total other income, net	$ (32.3)	$ (11.1)	$ 21.2

	Twelve Months Ended June 30,
	2011	2010	Change in other income, net
Components of other income, net:
Interest income on corporate funds	$ (88.8)	$ (98.8)	$ (10.0)
Realized gains on available-for-sale securities	(38.0)	(15.0)	23.0
Realized losses on available-for-sale securities	3.6	13.4	9.8
Realized gains on investment in Reserve Fund	(0.9)	(15.2)	(14.3)
Impairment losses on available-for-sale securities	--	14.4	14.4
Impairment losses on assets held for sale	11.7	--	(11.7)
Net (gains) losses on sales of buildings	(1.8)	2.3	4.1
Other, net	(2.4)	(2.3)	0.1
Total other income, net	$ (116.6)	$ (101.2)	$ 15.4

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)

	Three Months Ended June 30,
	2011	2010	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 241.8	$ 207.6	$ 34.2	16%
Net earnings	$ 241.8	$ 207.9	$ 33.9	16%
Basic weighted average shares outstanding	494.5	496.2	(1.7)	0%
Basic earnings per share from continuing operations	$ 0.49	$ 0.42	$ 0.07	17%
Basic earnings per share	$ 0.49	$ 0.42	$ 0.07	17%

Diluted net earnings from continuing operations	$ 241.8	$ 207.6	$ 34.2	16%
Diluted net earnings	$ 241.8	$ 207.9	$ 33.9	16%
Diluted weighted average shares outstanding	500.6	499.7	0.9	0%
Diluted earnings per share from continuing operations	$ 0.48	$ 0.42	$ 0.06	14%
Diluted earnings per share	$ 0.48	$ 0.42	$ 0.06	14%

	Twelve Months Ended June 30,
	2011	2010	Change	% Change
Earnings per share information:
Net earnings from continuing operations	$ 1,254.2	$ 1,207.3	$ 46.9	4%
Net earnings	$ 1,254.2	$ 1,211.4	$ 42.8	4%
Basic weighted average shares outstanding	493.5	500.5	(7.0)	(1)%
Basic earnings per share from continuing operations	$ 2.54	$ 2.41	$ 0.13	5%
Basic earnings per share	$ 2.54	$ 2.42	$ 0.12	5%

Diluted net earnings from continuing operations	$ 1,254.2	$ 1,207.3	$ 46.9	4%
Diluted net earnings	$ 1,254.2	$ 1,211.4	$ 42.8	4%
Diluted weighted average shares outstanding	498.3	503.7	(5.4)	(1)%
Diluted earnings per share from continuing operations	$ 2.52	$ 2.40	$ 0.12	5%
Diluted earnings per share	$ 2.52	$ 2.40	$ 0.12	5%

	Three Months Ended June 30,
	2011	2010
Key Statistics:
Internal revenue growth:
Employer Services	6%	4%
PEO Services	20%	13%
Dealer Services	4%	(1)%

Employer Services:
Change in pays per control - AutoPay product	2.6%	0.3%
Change in client revenue retention percentage - worldwide	0.4 pts	1.6 pts
Employer Services/PEO new business sales growth - worldwide	8%	25%

PEO Services:
Paid PEO worksite employees at end of period	241,000	211,000
Average paid PEO worksite employees during the period	239,000	210,000

	Twelve Months Ended June 30,
	2011	2010
Key Statistics:
Internal revenue growth:
Employer Services	5%	0%
PEO Services	17%	11%
Dealer Services	3%	(4)%

Employer Services:
Change in pays per control - AutoPay product	2.4%	(3.4)%
Change in client revenue retention percentage - worldwide	1.2 pts	0.4 pts
Employer Services/PEO new business sales growth - worldwide	9%	4%

PEO Services:
Paid PEO worksite employees at end of period	241,000	211,000
Average paid PEO worksite employees during the period	227,000	203,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)

	Three Months Ended June 30,
	2011	2010	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.5	$ 2.1	$ (0.6)	(29)%
Corporate extended	2.0	1.7	0.3	16%
Total corporate	3.4	3.8	$ (0.4)	(9)%
Funds held for clients	18.5	16.3	2.2	13%
Total	$ 21.9	$ 20.1	$ 1.8	9%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.1%	0.7%
Corporate extended	3.2%	4.0%
Total corporate	2.3%	2.2%
Funds held for clients	2.9%	3.4%
Total	2.8%	3.2%

Net unrealized gain position at end of period	$ 571.0	$ 710.9

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 1.3	$ 1.1
U.S. & Canadian reverse repurchase agreement borrowings	0.7	0.6
	$ 2.0	$ 1.7

Average interest rates paid on:
U.S. commercial paper borrowings	0.1%	0.3%
U.S. & Canadian reverse repurchase agreement borrowings	0.3%	0.3%

Interest on funds held for clients	$ 135.7	$ 139.3	$ (3.6)	(3)%
Corporate extended interest income (B)	15.8	16.8	(1.0)	(6)%
Corporate interest expense-short-term financing (B)	(0.9)	(1.1)	0.2	18%
	$ 150.5	$ 155.0	$ (4.4)	(3)%

	Twelve Months Ended June 30,
	2011	2010	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.4	$ 1.8	(0.4)	(24)%
Corporate extended	2.1	2.1	--	2%
Total corporate	3.5	3.8	$ (0.4)	(10)%
Funds held for clients	16.9	15.2	1.7	11%
Total	$ 20.3	$ 19.0	$ 1.3	7%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	1.0%	0.8%
Corporate extended	3.5%	4.1%
Total corporate	2.6%	2.6%
Funds held for clients	3.2%	3.6%
Total	3.1%	3.4%

Net unrealized gain position at end of period	$ 571.0	$ 710.9

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 1.6	$ 1.6
U.S. & Canadian reverse repurchase agreement borrowings	0.5	0.4
	$ 2.1	$ 2.1

Average interest rates paid on:
U.S. commercial paper borrowings	0.2%	0.2%
U.S. & Canadian reverse repurchase agreement borrowings	0.4%	0.2%

Interest on funds held for clients	$ 540.1	$ 542.8	$ (2.7)	0%
Corporate extended interest income (B)	73.7	84.3	(10.6)	(13)%
Corporate interest expense-short-term financing (B)	(5.7)	(4.3)	(1.4)	(32)%
	$ 608.1	$ 622.8	$ (14.7)	(2)%

(B) While "Corporate extended interest income" and "Corporate interest expense -short-term financing" are non-GAAP disclosures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended June 30,
	2011	2010

Corporate extended interest income	$ 15.8	$ 16.8
All other interest income	4.3	3.8
Total interest income on corporate funds	$ 20.1	$ 20.6

Corporate interest expense - short-term financing	$ 0.9	$ 1.1
All other interest expense	0.8	0.7
Total interest expense	$ 1.7	$ 1.8

	Twelve Months Ended June 30,
	2011	2010

Corporate extended interest income	$ 73.7	$ 84.3
All other interest income	15.1	14.5
Total interest income on corporate funds	$ 88.8	$ 98.8

Corporate interest expense - short-term financing	$ 5.7	$ 4.3
All other interest expense	2.9	4.3
Total interest expense	$ 8.6	$ 8.6

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statements of Adjusted / Non-GAAP Financial Information
(In millions, except per share amounts)
(Unaudited)

The following table reconciles the Company's results for the twelve months ended June 30, 2010 to adjusted results that exclude the impact of favorable tax items. The Company uses certain adjusted results, among other measures, to evaluate the Company's operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company's management, improves their ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies. Since adjusted earnings from continuing operations and adjusted diluted EPS are not measures of performance calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, earnings from continuing operations and diluted EPS from continuing operations and they may not be comparable to similarly titled measures employed by other companies.

Twelve months ended June 30, 2010
	Earnings from continuing operations before income taxes	Provision for income taxes	Net earnings from continuing operations	Diluted EPS from continuing operations

As Reported	$ 1,863.2	$ 655.9	$ 1,207.3	$ 2.40

Adjustments:
Favorable tax items	--	12.2	12.2	0.02

As Adjusted	$ 1,863.2	$ 668.1	$ 1,195.1	$ 2.37

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could be" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 should be considered in evaluating any forward-looking statements contained herein.

CONTACT:  Automatic Data Processing, Inc.
          ADP Investor Relations
          Elena Charles
          973.974.4077
          Debbie Morris
          973.974.7821